EXHIBIT 99.1

Grace News

Media Relations (US)	Investor Relations
Andrea Greenan	Bridget Sarikas
T + 1 410.531.4391	T + 1 410.531.4194
E andrea.greenan@grace.com	E bridget.sarikas@grace.com

GRACE REPORTS THIRD QUARTER FINANCIAL RESULTS

COLUMBIA, Maryland, October 24, 2007 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the third quarter ended September 30, 2007. Highlights are as follows:

•                  Sales for the third quarter were $783.1 million compared with $741.4 million in the prior year quarter, a 5.6% increase (2.4% before the effects of currency translation). The increase was attributable primarily to higher selling prices in response to rising raw material costs and to higher volumes in most product groups, particularly outside the United States. Sales increased 1.7% for the Grace Davison operating segment and 10.1% for the Grace Performance Chemicals operating segment. Geographically, sales were up 15.2% in Europe, 8.4% in Asia Pacific and 34.8% in Latin America, and down 7.9% in North America, where sales were adversely affected by a lower level of residential construction in the United States and lower sales of hydroprocessing catalysts.

•                  Net income for the third quarter was $16.7 million, or $0.23 per diluted share, compared with net income of $18.4 million, or $0.27 per diluted share, in the prior year quarter. The 2007 and 2006 third quarters were negatively affected by Chapter 11 expenses, litigation and other matters not related to core operations. Excluding such costs, and after tax effects, net income would have been $46.3 million for the third quarter of 2007 compared with $40.3 million calculated on the same basis for the third quarter of 2006, a 14.9% increase.

•                  Pre-tax income from core operations was $74.0 million in the third quarter compared with $71.1 million in the prior year quarter, a 4.1% increase. Pre-tax operating income of the Grace Davison operating segment was $47.6 million, up 4.4% compared with the third quarter of 2006, attributable principally to sales increases across most product groups and productivity gains. Pre-tax operating income of the Grace Performance Chemicals operating segment was $54.1 million, up 4.2% compared with the third quarter of 2006, attributable primarily to higher sales of construction products (in regions other than North America) and packaging products worldwide. Corporate operating costs were $1.3 million higher than the third quarter of 2006 due primarily to higher performance-based compensation.

•                  Sales for the nine months ended September 30, 2007 were $2,311.5 million compared with $2,129.1 million for the prior year period, an 8.6% increase (5.3% before the effects of currency translation). Net income for the nine months ended September 30, 2007 was $42.0 million, or $0.59 per diluted share, compared with net income in the comparable period of 2006 of $13.3 million, or $0.20 per diluted share. Excluding noncore and Chapter 11-related costs (and after tax effects), net income would have been $122.8 million for the nine months ended September 30, 2007 compared with $96.3 million calculated on the same basis for 2006, a 27.5% increase. Pre-tax income from core operations was $227.7 million for the nine months ended September 30, 2007, a 20.1% increase over 2006, primarily attributable to higher sales volume in regions other than North America, higher selling prices to offset cost inflation, and from lower overall pension costs.

“Our business performance is on track to deliver strong financial results for 2007,” said Grace’s President and Chief Executive Officer Fred Festa. “The quarter-over-quarter comparison was adversely affected by refill order patterns of hydroprocessing catalysts, which were very strong last year, and the decline in U.S. housing starts, which continues to cause lower sales of construction products in North America. However, we have enjoyed good growth in several key product groups, and in Europe, Asia and Latin America where economic activity has been strong.”

CORE OPERATIONS

Grace Davison

Third quarter sales for the Grace Davison operating segment, which includes silica- and alumina-based catalysts and materials used in a wide range of industrial applications, were $403.4 million, up 1.7% from the prior year quarter. The primary factors contributing to the sales increase were: (1) selling price increases that offset higher raw material costs; (2) higher volume of fluid catalytic cracking and specialty catalysts from the success of strategic growth initiatives; and (3) favorable translation effects from sales denominated in foreign currencies. Sales growth was negatively impacted by re-order patterns for certain hydroprocessing units and the loss of one customer in Canada.

Pre-tax operating income of the Grace Davison operating segment for the third quarter was $47.6 million compared with $45.6 million in the prior year quarter, a 4.4% increase. Operating margin was 11.8%, compared with 11.5% in the prior year quarter. The improvement in operating income and margin was principally attributable to productivity programs and higher selling prices implemented to offset raw material cost increases.

Sales of the Grace Davison operating segment for the first nine months of 2007 were $1,229.8 million, up 8.5% from the same period of 2006. Year-to-date pre-tax operating income was $153.2 million, a 19.8% increase over the first nine months of 2006, with operating margins at 12.5% compared with 11.3% last year. Year-to-date operating results reflect higher sales to both refining and industrial end markets, and in regions other than North America; partially offset by higher raw material costs, which have increased approximately 13% year-to-date.

Grace Performance Chemicals

Third quarter sales for the Grace Performance Chemicals operating segment, which includes specialty chemicals and building materials used in commercial and residential construction, and sealants and coatings used in rigid food and beverage packaging, were $379.7 million compared with $344.9 million in the prior year quarter, a 10.1% increase. The primary factors contributing to the sales increase were: (1) higher volume of construction products in Europe, Asia Pacific and Latin America, where economic activity was favorable and commercial initiatives successful; (2) higher volume and selling prices (to offset raw material cost increases) for Darex packaging technologies worldwide especially in Latin America and Europe; and (3) favorable translation effects from sales denominated in foreign currencies. Sales of construction products in North America were lower in the third quarter of 2007 compared with 2006 primarily due to a nearly 22% decline in housing starts in the United States.

Pre-tax operating income for the Grace Performance Chemicals operating segment was $54.1 million compared with $51.9 million for the third quarter of 2006, a 4.2% increase. Operating margin of 14.2% was 0.8 percentage points lower than the third quarter of 2006 as the sales mix favored lower margin regions. The increase in 2007 operating income was primarily a result of sales volume growth in geographic regions other than North America, selling price increases that partially offset raw material cost inflation, and productivity gains.

Sales of the Grace Performance Chemicals operating segment for the nine months ended September 30, 2007 were $1,081.7 million, up 8.6% from 2006, attributable to sales growth of construction and packaging products in Europe and Asia, offset by softness in the United States from a nearly 25% decline in housing starts. Year-to-date pre-tax operating income was $148.9 million compared with $139.2 million for the first nine months of the prior year, a 7.0% increase, reflecting higher sales volume globally, selling price increases, and positive results from productivity and cost containment initiatives, which more than offset an approximate 6% increase in raw material costs. Operating margin of 13.8% was about even with the first nine months of last year.

Corporate Operating Costs

Corporate costs related to core operations were $27.7 million in the third quarter of 2007 compared with $26.4 million in the prior year quarter, and $74.4 million year-to-date 2007 compared with $77.5 million in 2006. The decrease in year-to-date corporate operating costs was primarily attributable to lower pension costs from the effect of contributions made to defined benefit pension plans in recent years, and higher investment returns on pension plan assets.

PRE-TAX INCOME (LOSS) FROM NONCORE ACTIVITIES

Noncore activities (as reflected in the attached Segment Basis Analysis) comprise events and transactions not directly related to the generation of operating revenue or the support of core operations. The pre-tax loss from noncore activities was $12.8 million in the third quarter of 2007 compared with $26.0 million in the prior year quarter, and $39.6 million year-to-date 2007 compared with $88.9 million in 2006. The year-to-date loss is principally due to: (1) a charge of $12.0 million in the second quarter to adjust Grace’s estimate of costs to resolve environmental remediation claims; and (2) defense costs of $11.2 million related to legal proceedings arising from Grace’s former vermiculite mining operations in Montana.

INTEREST AND INCOME TAXES

Interest expense was $17.4 million for the quarter ended September 30, 2007, compared with $18.8 million for the comparable period in 2006, and $57.1 million year-to-date in 2007 compared with $54.5 million last year. The year-to-date increase is attributable to the effects of compounding interest on certain liabilities subject to compromise over the course of the Chapter 11 proceeding. The annualized weighted average interest rate on such pre-petition obligations for the quarter was 6.1%.

Income taxes are recorded at a global effective rate of approximately 35% before considering the effects of certain non-deductible Chapter 11 expenses and discrete adjustments for changes in uncertain tax positions. Income taxes related to foreign jurisdictions are generally paid in cash, while income taxes in the United States are generally offset by available net operating loss carryforwards.

CHAPTER 11 PROCEEDINGS

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.—Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Filing”) in order to resolve Grace’s asbestos-related liabilities. In January 2005, Grace filed an amended plan of reorganization (the “Plan”) and related documents with the Bankruptcy Court. As part of determining the confirmability of the Plan, the Bankruptcy Court has approved a process and timeline for determining the cost to resolve asbestos-related property damage and personal injury claims.

Expenses (net of interest income) related to Grace’s Chapter 11 proceedings were $21.3 million in the third quarter compared with $12.0 million in 2006, and $62.7 million year-to-date in 2007 compared with $32.2 million in 2006, reflecting a higher level of activity in the bankruptcy proceeding related to claims adjudication and estimation.

Most of Grace’s noncore liabilities and contingencies (including asbestos-related litigation, environmental claims and other obligations) are subject to compromise under the Chapter 11 process. The Chapter 11 proceedings, including related litigation and the claims valuation process, could result in allowable claims that differ materially from recorded amounts. Grace will adjust its estimates of allowable claims as facts come to light during the Chapter 11 process that justify a change, and as Chapter 11 proceedings establish court-accepted measures of Grace’s noncore liabilities.

CASH FLOW AND LIQUIDITY

Grace’s net cash inflow from operating activities for the nine months ended September 30, 2007 was $65.7 million, compared with a net cash inflow of $49.4 million for 2006. The increase in cash flow from operating activities was principally attributable to higher pre-tax operating income offset by dividends to joint venture partners and cash paid to resolve certain tax contingencies. Pre-tax income from core operations before depreciation and amortization was $311.2 million for the nine months ended September 30, 2007, 13.0% higher than in the prior year, a result of the performance from core operations described above. Net cash used for investing activities was $100.5 million for the nine months ended September 30, 2007, primarily related to routine capital improvements, capacity expansion at certain production sites, one acquisition and an investment in a short-term U.S. Government debt security.

At September 30, 2007, Grace had available liquidity in the form of cash and cash equivalents of $535.0 million, marketable securities of $28.5 million, net cash value of life insurance of $93.5 million, available credit under its debtor-in-possession facility of $173.7 million and available credit under various non-U.S. credit facilities equivalent to $89.3 million. Grace believes that these sources and amounts of liquidity are sufficient to support its business operations, strategic initiatives and Chapter 11 proceedings for the foreseeable future.

*  *  *  *  *

Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide-range of industrial applications; specialty chemicals, additives and building materials for commercial and residential construction; and sealants and coatings for food and beverage packaging. With annual sales of more than $2.8 billion, Grace has about 6,500 employees and operations in over 40 countries.  For more information, visit Grace’s web site at www.grace.com.

*   *   *   *   *

This announcement contains forward-looking statements that involve risks and uncertainties, as well as statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “anticipates,” “continues,” or similar expressions.  For such statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Actual results might differ materially from those projected in the forward-looking statements.  Factors that could cause actual results to materially differ from those contained in the forward-looking statements include: Grace’s bankruptcy and proposed plan of reorganization, Grace’s legal proceedings (especially the Montana criminal proceeding and environmental proceedings), the cost and availability of raw materials and energy, Grace’s unfunded pension liabilities, costs of environmental compliance, risks related to foreign operations, especially, security, regulation and currency risks and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov.  Reported results should not be considered as an indication of future performance.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

W. R. Grace & Co. and Subsidiaries Consolidated Statements of Operations (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30
Amounts in millions, except per share amounts	2007	2006	2007	2006

Net sales	$783.1	$741.4	$2,311.5	$2,129.1
Cost of goods sold, exclusive of depreciation and amortization shown separately below	518.4	483.6	1,531.0	1,391.4
Selling, general and administrative expenses, exclusive of net pension expense and depreciation and amortization shown separately below	142.6	149.4	408.5	420.7
Depreciation and amortization	28.3	29.2	83.5	85.7
Research and development expenses	19.5	14.9	55.0	44.3
Net pension expense	13.1	15.9	38.9	47.5
Interest expense and related financing costs	17.4	18.8	57.1	54.5
Provision for environmental remediation	—	—	12.0	30.0
Chapter 11 expenses, net of interest income	21.3	12.0	62.7	32.2
Other (income) expense, net	(4.9)	(6.3)	(20.6)	(22.1)
	755.7	717.5	2,228.1	2,084.2
Income (loss) before income taxes and minority interest	27.4	23.9	83.4	44.9
Benefit from (provision for) income taxes	(7.4)	2.4	(31.6)	(5.4)
Minority interest in consolidated entities	(3.3)	(7.9)	(9.8)	(26.2)
Net income (loss)	$16.7	$18.4	$42.0	$13.3
Basic earnings (loss) per common share	$0.24	$0.27	$0.60	$0.20
Average number of basic shares	70.2	68.3	69.9	67.7

Diluted earnings (loss) per common share	$0.23	$0.27	$0.59	$0.20
Average number of diluted shares	71.5	68.5	71.5	68.1

Note: The amounts in these financial statements are unaudited and are subject to change prior to the filing of Grace’s Quarterly Report on Form 10-Q. Any changes will be reflected in the Form 10-Q and promptly disclosed publicly, if material.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Noncore Activities and Chapter 11 Expenses, net (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
In millions	2007	2006	2007	2006

Net income (loss)	$16.7	$18.4	$42.0	$13.3
Adjustments:
Pre-tax loss from noncore activities	12.8	26.0	39.6	88.9
Chapter 11 expenses, net of interest income	21.3	12.0	62.7	32.2
Tax effects of noncore and Chapter 11 items	(4.5)	(16.1)	(21.5)	(38.1)
Net income (loss) excluding noncore activities and Chapter 11 expenses, net	$46.3	$40.3	$122.8	$96.3

Note: Net income (loss) excluding noncore activities and Chapter 11 expenses, net does not purport to represent an income or cash flow measure as defined under United States generally accepted accounting principles, and should not be considered an alternative to net income (loss) as an indicator of Grace’s performance.  This measure is presented to distinguish the net results of Grace’s current business base from the net results of Grace’s past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

W. R. Grace & Co. and Subsidiaries Segment Basis Analysis (Unaudited)	Three Months Ended September 30,				Nine Months Ended September 30,
Amounts in millions	2007	2006	% Change		2007	2006	% Change
Net Sales:
Grace Davison	$403.4	$396.5	1.7%		$1,229.8	$1,133.2	8.5%
Grace Performance Chemicals	379.7	344.9	10.1%		1,081.7	995.9	8.6%
Total Grace net sales	$783.1	$741.4	5.6%		$2,311.5	$2,129.1	8.6%

Pre-tax operating income:
Grace Davison	$47.6	$45.6	4.4%		$153.2	$127.9	19.8%
Grace Performance Chemicals	54.1	51.9	4.2%		148.9	139.2	7.0%
Corporate costs	(27.7)	(26.4)	(4.9)%		(74.4)	(77.5)	4.0%
Pre-tax income from core operations (a)	74.0	71.1	4.1%		227.7	189.6	20.1%

Pre-tax income (loss) from noncore activities (a)	(12.8)	(26.0)	50.8%		(39.6)	(88.9)	55.5%
Interest expense	(17.4)	(18.8)	7.4%		(57.1)	(54.5)	(4.8)%
Interest income	1.6	1.7	(5.9)%		5.3	4.7	12.8%
Income (loss) before Chapter 11 expenses and income taxes	45.4	28.0	62.1%		136.3	50.9	167.8%
Chapter 11 expenses, net of interest income	(21.3)	(12.0)	(77.5)%		(62.7)	(32.2)	(94.7)%
Benefit from (provision for) income taxes	(7.4)	(2.4)	NM		(31.6)	(5.4)	NM
Net income (loss)	$16.7	$18.4	(9.2)%		$42.0	$13.3	NM

Key Financial Measures:
Pre-tax income from core operations as a percentage of sales:
Grace Davison	11.8%	11.5%	0.3	pts.	12.5%	11.3%	1.2	pts.
Grace Performance Chemicals	14.2%	15.0%	(0.8	) pts.	13.8%	14.0%	(0.2	) pts.
Total core operations	9.4%	9.6%	(0.2	) pts.	9.9%	8.9%	1.0	pts.
Total core operations adjusted for profit sharing of joint ventures (b)	9.9%	10.7%	(0.8	) pts	10.3%	10.1%	0.2	pts.

Pre-tax income from core operations before depreciation and amortization (a)	$102.3	$100.3	2.0%		$311.2	$275.3	13.0%
As a percentage of sales	13.1%	13.5%	(0.4	) pts.	13.5%	12.9%	0.6	pts.
Depreciation and amortization	$28.3	$29.2	3.1%		$83.5	$85.7	2.6%
Gross profit percentage (sales less cost of goods sold as a percent of sales) (c) Grace Davison	28.6%	30.0%	(1.4	) pts.	28.7%	29.6%	(0.9	) pts.
Grace Performance Chemicals	34.9%	34.9%	0.0	pts.	34.6%	34.7%	(0.1	) pts.
Total Grace	31.4%	32.1%	(0.7	) pts	31.3%	31.9%	(0.6	) pts.
Net Sales by Region:
North America	$283.5	$307.7	(7.9)%		$827.1	$880.6	(6.1)%
Europe	324.0	281.2	15.2%		953.4	797.2	19.6%
Asia Pacific	123.3	113.7	8.4%		382.4	340.4	12.3%
Latin America	52.3	38.8	34.8%		148.6	110.9	34.0%
Total	$783.1	$741.4	5.6%		$2,311.5	$2,129.1	8.6%

Note (a): In the above chart, as well as the financial discussion in other parts of this earnings release, Grace presents its financial results of operations by operating segment and between “core operations” and “noncore activities”. Core operations comprise the financial results of Grace Davison, Grace Performance Chemicals and the cost of corporate activities that directly or indirectly support business operations.  In contrast, noncore activities comprise all other events and transactions not directly related to the generation of operating revenue or the support of core operations and generally relate to Grace’s former operations and products. Grace uses pre-tax income from core operations as the performance factor in determining certain incentive compensation and as the profitability factor in all significant business decisions. Pre-tax income from core operations, pre-tax income (loss) from noncore activities, pre-tax income from core operations as a percentage of sales, and pre-tax income from core operations before depreciation and amortization do not purport to represent income or cash flow measures as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance. These measures are provided to distinguish operating results of Grace’s current business base from the income and expenses of past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

Note (b): Reflects the add-back of minority interests in consolidated subsidiaries.

Note (c): Includes depreciation and amortization related to manufacturing of products.

NM — Not Meaningful

W. R. Grace & Co. and Subsidiaries Consolidated Statements of Cash Flows (Unaudited)	Nine Months Ended September 30,
Amounts in millions	2007	2006

OPERATING ACTIVITIES
Net income (loss)	$42.0	$13.3
Reconciliation to net cash provided by (used for) operating activities:
Chapter 11 expenses, net of interest income	62.7	32.2
(Benefit from) provision for income taxes	31.6	5.4
Minority interest in consolidated entities	9.8	26.2
Depreciation and amortization	83.5	85.7
Interest accrued on pre-petition liabilities subject to compromise	56.2	53.1
Net (gain) loss on sales of investments and disposals of assets	(2.8)	(2.6)
Net pension expense	38.9	47.5
Payments under defined benefit pension arrangements	(85.5)	(109.5)
Payments under postretirement benefit plans	(4.6)	(10.7)
Net income from life insurance policies	(3.0)	(2.2)
Provision for (recovery of) uncollectible receivables	(0.4)	3.2
Provision for environmental remediation	12.0	30.0
Expenditures for environmental remediation	(7.1)	(8.7)
Expenditures for retained obligations of divested businesses	(0.8)	(2.7)
Dividends paid to minority interests in consolidated entities	(12.0)	(0.1)
Changes in assets and liabilities, excluding effect of businesses acquired/divested and foreign currency translation:
Working capital items (trade accounts receivable, inventories and accounts payable)	(45.4)	(59.7)
Other accruals and non-cash items	(7.4)	17.0
Income taxes paid, net of refunds	(35.8)	(36.2)
Net cash provided by (used for) operating activities before Chapter 11 expenses and settlements	131.9	81.2
Cash paid to resolve contingencies subject to Chapter 11	(10.3)	—
Chapter 11 expenses paid	(55.9)	(31.8)
Net cash provided by (used for) operating activities	65.7	49.4

INVESTING ACTIVITIES
Capital expenditures	(89.8)	(82.5)
Purchase of short-term investment	(25.0)	—
Purchase of equity investment	(6.3)	—
Businesses acquired, net of cash acquired	(5.5)	(20.0)
Proceeds from sale of product line	21.8	—
Net investment in life insurance policies	(1.2)	0.2
Proceeds from sales of investments and disposals of assets	5.5	7.3
Net cash provided by (used for) investing activities	(100.5)	(95.0)

FINANCING ACTIVITIES
Net (repayments) borrowings under credit arrangements	0.7	0.5
Fees under debtor-in-possession credit facility	(2.0)	(1.8)
Net repayments of loans secured by cash value of life insurance policies	(0.1)	(0.1)
Proceeds from exercise of stock options	20.3	15.8
Net cash provided by (used for) financing activities	18.9	14.4
Effect of currency exchange rate changes on cash and cash equivalents	14.6	10.2
Increase (decrease) in cash and cash equivalents	(1.3)	(21.0)
Cash and cash equivalents, beginning of period	536.3	474.7
Cash and cash equivalents, end of period	$535.0	$453.7

W. R. Grace & Co. and Subsidiaries Consolidated Balance Sheets	September 30, 2007	December 31, 2006
Amounts in millions	(unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$535.0	$536.3
Marketable securities	28.5	3.3
Trade accounts receivable, net	492.9	426.3
Inventories	298.7	284.6
Deferred income taxes	38.8	37.8
Other current assets	77.1	80.5
Total Current Assets	1,471.0	1,368.8

Properties and equipment, net	681.2	664.5
Goodwill	120.8	116.5
Cash value of life insurance policies, net of policy loans	93.5	89.2
Deferred income taxes	716.4	728.5
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	71.3	38.4
Other assets	140.2	131.5
Total Assets	$3,794.4	$3,637.4

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$4.1	$3.3
Accounts payable	191.8	172.7
Other current liabilities	324.4	272.6
Total Current Liabilities	520.3	448.6

Debt payable after one year	0.3	0.2
Deferred income taxes	54.6	58.9
Minority interest in consolidated entities	62.7	65.0
Underfunded defined benefit pension plans	258.3	349.6
Other liabilities	40.2	43.3
Total Liabilities Not Subject to Compromise	936.4	965.6

Liabilities Subject to Compromise
Pre-petition debt plus accrued interest	787.2	739.5
Accounts payable	31.7	31.7
Income tax contingencies	99.1	141.2
Asbestos-related liability	1,700.0	1,700.0
Environmental remediation	366.0	361.1
Post-retirement benefits	166.4	158.9
Other liabilities and accrued interest	113.4	89.2
Total Liabilities Subject to Compromise	3,263.8	3,221.6
Total Liabilities	4,200.2	4,187.2

Shareholders’ Equity (Deficit)
Common stock	0.8	0.8
Paid-in capital	428.4	423.8
Accumulated deficit	(443.4)	(487.6)
Treasury stock, at cost	(80.4)	(96.0)
Accumulated other comprehensive income (loss)	(311.2)	(390.8)
Total Shareholders’ Equity (Deficit)	(405.8)	(549.8)
Total Liabilities and Shareholders’ Equity (Deficit)	$3,794.4	$3,637.4